Exhibit 99.1

NEWS RELEASE

Contacts:

Medtronic	ATS Medical
Joe McGrath	Michael Dale
Public Relations	President / CEO
612-819-6421	763-553-7736

Jeff Warren	Michael Kramer
Investor Relations	CFO
763-505-2696	763-557-2222
FOR IMMEDIATE RELEASE
MEDTRONIC SIGNS AGREEMENT TO ACQUIRE ATS MEDICAL
Acquisition Will Expand Access to Innovative Treatment Options for Structural Heart Disease
MINNEAPOLIS – April 29, 2010 – Medtronic, Inc. (NYSE: MDT), and ATS Medical, Inc. (NASDAQ: ATSI), today announced that the companies have signed a definitive agreement under which Medtronic will acquire ATS Medical by paying $4.00 per share in cash for each share of ATS Medical stock. The total value of the transaction is expected to be approximately $370 million, which includes the purchase of ATS Medical stock and assumption of net debt.
ATS Medical is a leading developer, manufacturer and marketer of products and services focused on cardiac surgery, including heart valves and cryoablation technology. The company’s innovative Open-Pivot® bileaflet mechanical and 3f® pericardial valve technology, along with its CryoMaze family of ablation products, will extend Medtronic’s current product offerings to cardiac surgeons.

“The acquisition of ATS Medical will further strengthen our CardioVascular business,” said Scott Ward, senior vice president of Medtronic, Inc., and president of the CardioVascular business. “ATS is an innovative and successful company that is well respected by cardiac surgeons throughout the world.”
“Medtronic’s complementary mission and leadership in treatments for structural heart disease represents the best possible opportunity for bringing ATS Medical’s innovative cardiac surgery technologies to more surgeons and patients,” said Michael Dale, chairman, president and CEO of ATS Medical. “We are very proud of the business that ATS Medical’s past and present employees have built while maintaining an unwavering focus on innovation and, above all, delivering products that provide superior clinical outcomes.”
The transaction is subject to customary closing conditions, including approval by ATS Medical’s shareholders and U.S. and foreign regulatory clearances.
About ATS Medical
ATS Medical, Inc. is dedicated to ‘Advancing The Standards’ of cardiac surgery through the development, manufacturing and marketing of innovative products and services for the treatment of structural heart disease. ATS serves the cardiac surgery community by focusing on heart valve disease therapy and ablation of cardiac arrhythmias.
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology – alleviating pain, restoring health, and extending life for millions of people around the world. The CardioVascular business is committed to advancing the treatment of coronary, peripheral, aortic and structural heart disease through collaboration with leading clinicians, researchers and scientists worldwide.

Additional Information about the Proposed Transaction and Where You Can Find It
ATS intends to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant materials in connection with the proposed acquisition of ATS by Medtronic. The definitive proxy statement will be mailed to ATS shareholders. Before making any voting or investment decisions with respect to the transaction, investors and security holders of ATS are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the transaction, ATS and Medtronic. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by accessing ATS’s website at www.atsmedical.com by clicking on the “Investors” link and then clicking on the “SEC Filings” link or by writing to ATS at 3905 Annapolis Lane North, Minneapolis, Minn., 55447.
Information Regarding Participants
ATS, Medtronic and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from ATS shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the ATS shareholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 17, 2009. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov, or by accessing Medtronic’s website at www.medtronic.com and clicking on the Investors link. You can find information about ATS’s executive officers and directors in its definitive proxy statement filed with the SEC on April 9, 2010. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov, or by accessing the ATS website and clicking on the “Investors” link and then clicking on the “SEC Filings” link.
Safe Harbor
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of ATS and its management. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors. Forward looking statements include statements about the benefits and advantages of the acquisition for ATS and its shareholders. Other factors that may affect ATS or its business include, without limitation, the risk that the acquisition may not close due to unforeseen developments, the results of clinical trials, the timing of regulatory approvals, the impact of pending healthcare reforms and regulatory actions, the terms of outstanding debt obligations, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect ATS’s activities and results, please refer to ATS’s filings with the SEC, including its Form 10-K for the year ended December 31, 2009.
Any forward-looking statements are subject to risks and uncertainties. Medtronic cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Forward looking statements include, but are not limited to, statements about the benefits of the acquisition, including expected cost savings and operating synergies, the strength of ATS Medical’s product portfolio, the ability of Medtronic to re-enter into the mechanical valve segment, improved patient outcome and adoption of ATS Medical’s products by surgeons. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the proposed acquisition, including antitrust approvals; the failure of ATS Medical’s shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the acquisition may not be fully realized or may take longer to realize than expected; disruption from the acquisition making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Medtronic’s Annual Report on Form 10-K for the year ended April 24, 2009 and Medtronic’s Quarterly Report on Form 10-Q for the quarter ended January 29, 2010. Actual results may differ materially from anticipated results. Medtronic disclaims any obligation to update and revise statements contained in this release based on new information or otherwise.
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